Exhibit 23.2

                     [KPMG LLP LETTERHEAD]




                  Independent Auditors' Consent


The Board of Directors
Werner Enterprises, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-_____) on Form S-8 of Werner Enterprises, Inc. of our report dated January 22, 2002, except as to the second paragraph of Note 3 and Note 9 which are as of February 11, 2002, with respect to the consolidated balance sheets of Werner Enterprises, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001, annual report on Form 10-K of Werner Enterprises, Inc.

                                        /s/ KPMG LLP







February 24, 2003
Omaha, Nebraska